UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)1

Hyde Park Acquisition Corp.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

448638106
(CUSIP Number)

April 11, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

_______________
1  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON RCG Baldwin, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 891,030
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 891,030
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 891,030
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON RCG Crimson Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 50,000
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 50,000
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) LESS THAN 1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON RCG Enterprise, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 925,430 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 925,430 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 925,430 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON CO

(1) Includes 23,900 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON RCG PB, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 176,600 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 176,600 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 176,600 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON CO

(1) Includes 6,900 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON Ramius Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,067,630 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 1,067,630 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,067,630 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12	TYPE OF REPORTING PERSON OO

(1) Includes 6,900 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON Ramius LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,060 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 2,043,060 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,060 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.9%
12	TYPE OF REPORTING PERSON IA, OO

(1) Includes 30,800 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON C4S & Co., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,060 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 2,043,060 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,060 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.9%
12	TYPE OF REPORTING PERSON OO

(1) Includes 30,800 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON Peter A. Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,060 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 2,043,060 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,060 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.9%
12	TYPE OF REPORTING PERSON IN

(1) Includes 30,800 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON Morgan B. Stark
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,060 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 2,043,060 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,060 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.9%
12	TYPE OF REPORTING PERSON IN

(1) Includes 30,800 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON Thomas W. Strauss
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,060 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 2,043,060 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,060 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.9%
12	TYPE OF REPORTING PERSON IN

(1) Includes 30,800 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

1	NAME OF REPORTING PERSON Jeffrey M. Solomon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,060 (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 2,043,060 (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,060 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.9%
12	TYPE OF REPORTING PERSON IN

(1) Includes 30,800 shares of Common Stock currently issuable upon the exercise of certain units.

CUSIP NO. 448638106

Item 1(a).	Name of Issuer:

Hyde Park Acquisition Corp. (the “Company”)

Item 1(b).	Address of Issuer's Principal Executive Offices:

461 5th Avenue, 25th Floor
New York, New York 10017

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office or, if None, Residence
Item 2(c).	Citizenship

RCG Crimson Partners, L.P. (“Crimson”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

RCG Baldwin, L.P. (“Baldwin”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

RCG Enterprise, Ltd (“RCG Enterprise”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Cayman Islands

RCG PB, Ltd. (“RCG PB”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Cayman Islands

Ramius Advisors, LLC (“Ramius Advisors”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

Ramius LLC (“Ramius”)
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

CUSIP NO. 448638106

C4S & Co., L.L.C. (“C4S”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

Peter A. Cohen (“Mr. Cohen”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Morgan B. Stark (“Mr. Stark”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Thomas W. Strauss (“Mr. Strauss”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Jeffrey M. Solomon (“Mr. Solomon”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”)

Item 2(e).	CUSIP Number:

448638106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

☒	Not Applicable.

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

CUSIP NO. 448638106

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership

(a)	Amount beneficially owned:

As of the date hereof, (i) Baldwin may be deemed to beneficially own 891,030 shares of Common Stock, (ii) Crimson may be deemed to beneficially own 50,000 shares of Common Stock, (iii) RCG Enterprise may be deemed to beneficially own 925,430 shares of Common Stock, consisting of 901,530 shares of Common Stock and 23,900 shares of Common Stock currently issuable upon the exercise of certain units and (iv) RCG PB may be deemed to beneficially own 176,600 shares of Common Stock, consisting of 169,700 shares of Common Stock and 6,900 shares of Common Stock currently issuable upon the exercise of certain units.

Ramius Advisors, as the general partner of Baldwin and as the investment advisor of RCG PB, may be deemed to beneficially own the 891,030 shares and the 176,600 shares of Common Stock beneficially owned by Baldwin and RCG PB, respectively.

Ramius, as the investment manager of RCG Enterprise, the sole member of Ramius Advisors and the general partner of Crimson may be deemed to beneficially own the 925,430 shares, 1,067,630 shares and 50,000 shares of Common Stock beneficially owned by RCG Enterprise, Ramius Advisors and Crimson, respectively.

C4S, as the managing member of Ramius, may be deemed to beneficially own the 2,043,060 shares of Common Stock beneficially owned in the aggregate by Ramius.

Messrs. Cohen, Stark, Strauss and Solomon, as the sole managing members of C4S, may be deemed to beneficially own the 2,043,060 shares of Common Stock beneficially owned in the aggregate by C4S.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.  Each of Ramius Advisors, Ramius, C4S, Messrs. Cohen, Stark, Strauss and Solomon disclaims beneficial ownership of the Common Stock beneficially owned by Baldwin, Crimson, RCG Enterprise and RCG PB and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

CUSIP NO. 448638106

(b)	Percent of class:

12.9%

Based on 15,750,000 shares outstanding as of March 28, 2008, as reported in the Issuer’s Annual Report on Form 10KSB, as filed with the Securities and Exchange Commission on March 31, 2008.  As of the date hereof, (i) Baldwin may be deemed to beneficially own 5.7% of the outstanding shares of Common Stock, Crimson may be deemed to beneficially own less than 1% of the outstanding shares of Common Stock, (iii) RCG Enterprise may be deemed to beneficially own 5.9% of the outstanding shares of Common Stock, (iv) RCG PB may be deemed to beneficially own 1.1% of the outstanding shares of Common Stock, (v) Ramius Advisors may be deemed to beneficially own 6.8% of the outstanding shares of Common Stock, and (vi) each of Ramius, C4S, and Messrs. Cohen, Stark, Strauss and Solomon may be deemed to beneficially own 12.9% of the outstanding shares of Common Stock.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G dated April 4, 2008.

CUSIP NO. 448638106

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 448638106

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 15, 2008

RCG BALDWIN, L.P.
By: Ramius Advisors, LLC,
       its investment advisor
By: Ramius LLC,
       its managing member

RCG ENTERPRISE, LTD
By: Ramius LLC,
its investment manager

RCG PB, LTD.
By: Ramius Advisors, LLC
its investment advisor

RCG CRIMSON PARTNERS, L.P.
By: Ramius LLC,
       its general partner
By: C4S & Co., L.L.C.,
      as managing member

RAMIUS ADVISORS, LLC
By: Ramius LLC,
its sole member

RAMIUS LLC
By: C4S & Co., L.L.C.,
as managing member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon Title: Authorized Signatory

/s/ Name: Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss